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                                                                       Exhibit 8

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF DESIGNATION OF
                     CLASS A CONVERTIBLE PREFERRED STOCK OF
                         KANAKARIS COMMUNICATIONS, INC.


Kanakaris Communications, Inc., a corporation organized and existing under and by virtue of the Nevada Revised Statutes of the State of Nevada (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors, by written consent, duly adopted resolutions setting forth a proposed amendment to the Certificate of Designation of Class A Convertible Preferred Stock of Kanakaris Communications, Inc., declaring said amendment to be advisable and calling for a shareholder vote by proxy of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designation of Class A Convertible Preferred Stock of Kanakaris Communications, Inc. be amended by changing provision 8 so that, as amended, said provision shall be read as follows:

         "Each share of Class A Preferred Stock shall have twenty non-cumulative votes each. Shares of Common Stock and Class A Preferred Stock vote as a single class on all matters presented to the stockholders for action. Without the affirmative vote of the holders of a majority of the Class A Preferred Stock then outstanding, voting as a separate class, the Corporation may not (i) amend, alter or repeal any of the preferences or rights of the Class A Preferred Stock, (ii) authorize any reclassification of the Class A Preferred Stock, (iii) increase the authorized number of shares of Class A Preferred Stock or (iv) create any class or series of shares ranking prior to the Class A Preferred Stock as to dividends or upon liquidation."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a shareholder vote by proxy was called for upon which the necessary number of shares as required by statute were voted in favor of said amendment.

THIRD: That said amendment was duly adopted in accordance with the Nevada Revised Statutes.


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IN WITNESS WHEREOF, said Kanakaris Communications, Inc. has caused this
Certificate to be signed by Alex Kanakaris, its President, this ____ day of July, 1999.


                                    KANAKARIS COMMUNICATIONS, INC.

                                    By:
                                       -----------------------------
                                         Alex Kanakaris
                                         President